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                                                                   EXHIBIT 10.79


                                 PROMISSORY NOTE



$970,000.00                                                       Houston, Texas
                                                                  July 29, 1999

         FOR VALUE RECEIVED, KEAN ARGOVITZ RESORTS-SHINGLE SPRINGS, L.L.C., A NEVADA LIMITED LIABILITY COMPANY ("MAKER"), promises to pay to the order of LAKES SHINGLE SPRINGS, INC., A MINNESOTA CORPORATION ("LENDER"), in the United States of America, in immediately available funds, at such place as the holder hereof may from time to time designate, or in the absence of such designation, at the office of the Lender, 130 Cheshire Lane, Minnetonka, Minnesota 55305, the principal sum of NINE-HUNDRED SEVENTY THOUSAND DOLLARS ($970,000.00), or the aggregate unpaid principal amount of all advances made to Maker pursuant to
Section 4 of that certain Letter Agreement dated as of the date hereof among Lakes Gaming, Inc. and Kean Argovitz Resorts-Shingle Springs, L.L.C. (the "Letter Agreement"), a copy of which is attached hereto as Exhibit A, whichever is less, plus interest thereon from the date of such advances, in like money, in accordance with the following terms and provisions:

         1. Capitalized terms used herein and not defined shall have the meanings given them in the Letter Agreement.

         2. Lender hereby agrees to loan to Maker up to $970,000.00 to be loaned in more than one advances (each, an "Advance") as entered on the Schedule of Advances attached hereto as Schedule I (such borrowing , in the aggregate, the "Loan"). Each Advance shall bear interest at the Interest Rate from and including the date the proceeds of such Advance are advanced (such date the "Funding Date" of such Advance) through the date of payment.

         3. Maker shall repay the loan solely from the Cash Flow (as defined in the Letter Agreement) of Lakes KAR-Shingle Springs, L.L.C. (the "Company"), as provided in paragraph 9 of the Letter Agreement and the Operating Agreement of the Company. There shall be no recourse against Maker for any deficiency in the payment of principal or interest of the Loan.

         4. The Interest Rate means, as to each Advance, an interest rate equal to the prime rate of Chase Manhattan Bank, NA. (or any successor Bank), fixed as of the first business day of each calendar month, plus one percent (1%), per annum. Interest at the foregoing rate shall accrue and be compounded monthly and shall be payable from the Cash Flow of the Company as provided in paragraph 9 of the Letter Agreement and the Operating Agreement of the Company. Interest shall be computed for the actual number of days elapsed on the basis of a year consisting of 360 days. It is intended that the rate of interest hereon shall never exceed the maximum rate, if any, which may be legally charged on the Loan evidenced by this Note ("Maximum Rate"),

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and if the provisions for interest contained in this Note would result in a rate higher than the Maximum Rate, interest shall nevertheless be limited to the Maximum Rate and any amounts which may be paid toward interest in excess of the Maximum Rate shall be applied to the reduction of principal, or, at the lawfully exercised option of the Lender, returned to Maker.

         5 Maker hereby authorizes Lender to endorse on the Schedule of Advances annexed to this Note all Advances made to the Maker and all payments of principal amounts in respect of such Advances, which endorsements shall, in the absence of manifest error, be conclusive as to the outstanding principal amount of all Advances; provided, however, that the failure to make such notation with respect to any Advance or payments shall not limit or otherwise affect the obligations of Maker.

         6. This Note is secured by a Pledge Agreement of even date herewith (the "PLEDGE") given by Maker for the benefit of the holder hereof encumbering all of Maker's interest in the Company. This Note and the Pledge and any other documents or instruments evidencing or securing the Loan are collectively referred to herein as the "LOAN DOCUMENTS."

         7. If any default occurs in the payment of any principal, interest or any other sums when due hereunder, or in the performance of any covenant or agreement hereunder or in any of the other Loan Documents, and such default continues for a period of thirty (30) days after written notice thereof to Maker, then the outstanding principal amount of the Loan, any interest accrued thereon from time to time, and any other sums then remaining unpaid hereunder, at the option of the holder hereof and without notice, shall become immediately due and payable. Failure to exercise any such option shall not constitute a waiver of the right to exercise the same at a later time or in the event of any subsequent default.

         8. Maker and all endorsers, guarantors hereby waive to the fullest extent permitted by law presentment, demand, protest, notice of protest, notice of dishonor and notice of any other kind (except as specifically required herein or in the other Loan Documents) in connection with this Note.

         9. Maker agrees to pay all costs and out-of-pocket expenses (including, but not limited to, reasonable attorneys' fees and expenses) incurred by Lender in connection with the collection or enforcement of this Note, the Pledge or any other Loan Documents.

         10. This Note shall be construed in accordance with and governed by the internal laws and decisions of California, without giving effect to California choice of law principles.

         11. The parties hereto intend and believe that each provision of this Note comports with all applicable local, state and federal laws and judicial decisions. However, if any provision or provisions, or if any portion of any provision or provisions of this Note or the other Loan Documents is found by a court of law to be in violation of any applicable local, state or federal ordinance, statute law, administrative or judicial decision, or public policy, and if such court should declare such portion, provision or provisions of this Note or other Loan Documents to be

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illegal, invalid, unlawful, void or unenforceable as written, then it is the intent of all parties hereto that such portion, provision or provisions shall be given force to the fullest possible extent that it or they are legal, valid and enforceable, that the remainder of this Note and other Loan Documents shall be construed as if such illegal, invalid, unlawful, void or unenforceable portion, provision or provisions were not contained herein, and that the rights, obligations and interest of Maker and holder hereof under the remainder of this Note shall continue in full force and effect.

         12. No modification, waiver, amendment, discharge or change of this Note shall be valid unless the same is in writing and signed by the party against which the enforcement of such modification, waiver, amendment, discharge or change is sought.

         13. Time is hereby declared to be of the essence of this Note and of every part hereof.

         14. This Note shall inure to the benefit of and shall be binding on the parties hereto and their respective successors and assigns. Any reference to the Lender shall be deemed to include and apply to every subsequent holder of this Note.

         15. Any notice, demand, request or other communication which any party hereto may be required or may desire to give hereunder shall be given in accordance with Section 17 of the Pledge Agreement.


         IN WITNESS WHEREOF, Maker has caused this Note to be executed and delivered as of the date first above written.


                                         MAKER:

                                         KEAN ARGOVITZ RESORTS-
                                         SHINGLE SPRINGS, L.L.C.


                                         By: __________________________________
                                         Name: ________________________________
                                         Title:________________________________